EXHIBIT 8.1

            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                                  March 27, 2001



The AES Corporation
1001 North 19th Street
Arlington, VA  22209

               Re:  Tax Opinion
                    -----------

Ladies and Gentlemen:

               We have acted as counsel to The AES Corporation, a Delaware corporation ("Parent"), in connection with (i) the Exchange, as defined and described in the Agreement and Plan of Share Exchange (the "Exchange Agreement"), dated as of July 15, 2000, among Parent and IPALCO Enterprises, Inc., an Indiana corporation (the "Company") and (ii) the preparation and filing of the Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the Proxy Statement and Prospectus of the Company and Parent, dated September 8, 2000 (the "Proxy Statement/Prospectus"). This opinion is being furnished to you, at your request, in connection with the provisions of Sections 7.2(j) and 7.3(d) of the Exchange Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Exchange Agreement.

               In connection with this opinion, we have examined the Exchange Agreement, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations and covenants made by Parent and the Company, including representations and covenants set forth in letters from Parent and the Company dated the date hereof, and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge or belief. For purposes of this opinion, we have assumed: (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Exchange that have come to our attention during our engagement;
(ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; and (iii) that the Exchange will be carried out in accordance with the terms of the Exchange Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the items described above on which we are relying.
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               In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

               Based on and subject to the foregoing, and subject to the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading "THE SHARE EXCHANGE - Certain United States Federal Income Tax Consequences of the Share Exchange," it is our opinion that the Exchange will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code. This opinion is limited to the tax matters specifically addressed herein. We have not been asked to address, nor have we addressed, any other tax consequences of the Exchange, including, but not limited to, any other federal, state, local, foreign, transfer, sales, or use tax consequences. Further, there can be no assurances that the opinion expressed herein will be accepted by the Service or, if challenged, by a court. This opinion is expressed as of the date hereof, and we undertake no obligation to supplement or revise our opinion to reflect any changes (including changes that could have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue or incorrect.

               This letter is being provided to Parent for use in connection with the Exchange, as described in the Exchange Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "THE SHARE EXCHANGE - Certain United States Federal Income Tax Consequences of the Share Exchange" and "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                    Very truly yours,



                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP